Exhibit (a)(1)-11

                              KALMIA INVESTORS, LLC
                               601 CARLSON PARKWAY
                                    SUITE 200
                           MINNETONKA, MINNESOTA 55305

  KALMIA ANNOUNCES THE COMPLETION OF ITS TENDER OFFER FOR LIMITED PARTNERSHIP
                   UNITS OF WESTIN HOTELS LIMITED PARTNERSHIP

FOR IMMEDIATE RELEASE

Minnetonka, Minnesota, February 10, 2004. Kalmia Investors, LLC ("Kalmia") today announced that its tender offer (the "Offer") to purchase up to 117,025 Units of Limited Partnership Interest in Westin Hotels Limited Partnership expired, as scheduled, at 5:00 P.M., Eastern Time on Monday, February 9, 2004.

Based upon a preliminary count, as of 5:00 P.M., Eastern Time, on Monday, February 9, 2004, approximately 6,562 Units (or 4.8% of the total number of outstanding Units) were tendered and not withdrawn and have been accepted for payment. Upon payment for these Units in accordance with the related Agreements of Sale, Kalmia, together with its affiliates, will beneficially own approximately 18.5% of the total number of outstanding Units. Payment for Units validly tendered, not withdrawn and accepted for payment is expected to be made as promptly as practicable after the Partnership processes the transfer of such Units on its books and records.

The Offer was made pursuant to an Offer to Purchase, dated January 8, 2004, as amended January 14, 2004, and as further amended January 20, 2004 and February 3, 2004, and the related Agreement of Sale and accompanying documents, each of which more fully sets forth the terms of the Offer.

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE, NOR A SOLICITATION OF AN OFFER TO SELL THE UNITS. THE OFFER IS MADE ONLY BY THE OFFER TO PURCHASE AND THE RELATED AGREEMENT OF SALE AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED
FROM) HOLDERS OF UNITS IN ANY JURISDICTION WHICH THE OFFER OR THE ACCEPTANCE THEREOF WILL NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION; IN THOSE JURISDICTIONS WHERE SECURITIES LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF KALMIA ONLY BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

For further information, contact:

Kalmia Investors, LLC
Investor Relations
(800)547-0854

21919.0001 #462724